Exhibit 99.8

NOTE

$250,000.00	December 29, 2015

FOR VALUE RECEIVED, the undersigned (the “Borrower”), promises to pay to the order of ROBERT LEE PRIEST, JR., a Virginia resident whose primary resident is at 4285 Beamers Ridge, Williamsburg, VA 23188 (the “Lender”), at such place as Lender may direct from time to time in writing, the principal sum of TWO HUNDRED AND FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00), or so much thereof as shall have been disbursed from time to time and remains unpaid, together with interest thereon at the rate or rates per annum designated herein computed on the basis of a 366-366-day year for the actual number of days in each interest period.

1.            Interest Rate: This Note shall bear interest from the date hereof at a rate per annum equal of seven and one-half percent (7.5%).

2.            Repayment Terms: The Note shall be paid in full by March 31, 2016, with all principal and interest payments due at that time.

3.            Application of Payments: All payments on this Note shall be applied, first to accrued interest, then to fees, then to principal due, and then to late charges. Any remaining funds shall be applied to the further reduction of principal. Notwithstanding the foregoing, upon the occurrence of a default hereunder, payments shall be applied as determined by Lender in its sole discretion.

4.            Prepayment: Except as may be otherwise herein specifically provided, the Borrower shall have the privilege to prepay the principal and any accrued but unpaid interest in full or in part at anytime without premium. Any prepayment shall be applied in the manner provided herein, except that any amount thereof applied to reduction of outstanding principal shall be applied to installments of principal in inverse order of maturities.

5.            Late Charge: Time is of the essence of this Note. There is no Late Charge for this Note.

6.            Events of Default; Acceleration: The following shall constitute defaults or events of default hereunder (“Events of Default”):

(a) Failure by the Borrower to keep, perform or observe any agreement, covenant, or condition contained herein; or (b) Failure by the Borrower to pay any installment required to be paid by this Note when due; or (c) A default by one or more of any guarantors under any agreement, covenant or condition contained in any guaranty agreement executed by the guarantors in connection with the loan evidenced by this Note. After a five (5) day notice to cure any default, the remaining unpaid principal of this Note and all accrued and unpaid interest thereon shall immediately become due and payable, at the option of the holder hereof, upon the occurrence of an Event of Default. The Lender shall be entitled to recover all expenses, including reasonable attorneys’ fees and expenses of legal counsel, incurred by the Lender in any way arising from or relating to the enforcement or attempted enforcement of this Note and any related guaranty, or other document and the collection or attempted collection, whether by litigation or otherwise, of this Note.

7.            Governing Law; Changes: This Note may not be changed orally and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

8.            Jurisdiction; Venue: The Borrower (a) submits to personal jurisdiction in the Commonwealth of Virginia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Note, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the Commonwealth of Virginia for the purpose of litigation to enforce this Note, and (c) agrees that service of process may be made upon the Borrower in any manner prescribed by applicable federal rules of civil procedure or by applicable local rules or laws of civil procedure for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Lender from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

9.            Payments Not to Violate Law: Nothing herein contained nor any transaction related thereto shall be construed or so operate as to require the Borrower to pay interest at a rate greater than it is now lawful in such case to contract for under applicable law, or to make any payment or to do any act contrary to applicable law, and the Lender shall reimburse the Borrower for any interest paid in excess of the highest rate allowed by applicable law or any other payment which may inadvertently be required by the Lender to be paid contrary to applicable law; and if any clauses or provisions herein contained operate or would prospectively operate to invalidate this Note or the Security Instrument, in whole or in part, then such clauses and provisions only shall be held for naught, as though not herein contained, and the remainder of this Note and the Security Instrument shall remain operative and in full force and effect.

10.           Miscellaneous: Except as otherwise provided herein, the Borrower and all endorsers, sureties, and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and agree to remain bound under this Note until the principal and interest are paid in full, notwithstanding any extensions of time for payment which may be granted even though the period or periods of extension be indefinite and notwithstanding any inaction by, or failure to assert any legal rights available to the holder of this Note. Borrower acknowledges that Lender may reproduce (by electronic means or otherwise) any of the documents evidencing and/or securing this Note and thereafter may destroy the original documents. Borrower does hereby agree that any document so reproduced shall be the binding obligation of Borrower enforceable and admissible in evidence against it to the same extent as if the original documents had not been destroyed.

The Borrower and all endorsers, sureties, and guarantors, if any, hereby waive all exemptions, whether homestead or otherwise, as to the obligations evidenced by this Note. The Borrower and each other party waive any rights to require the Lender to proceed against any other party or person or any collateral before proceeding against the undersigned or any of them, or any other party, and agree that without notice to any party and without affecting any party’s liability, the Lender, at any time or times may grant extensions of the time for payment or other indulgences to any party or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any collateral for this Note and may add or release any party primarily or secondarily liable. This Note is secured by a Security Agreement of equal date. The Borrower agrees that the Lender may apply all monies made available to it from any part of the proceeds of the disposition of any collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of any party to the Lender, as the Lender may elect from time to time. All endorsers, sureties and guarantors also waive any rights afforded by sections 49-25 and 49-26 of the Code of Virginia, as amended.

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IN WITNESS WHEREOF, this Note has been executed under seal the day and year first above written.

Benjamin Scott Terry

By:	/s/ Benjamin Scott Terry

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